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                                                                      EXHIBIT 10

                        MANAGEMENT CONTINUITY AGREEMENT

         THIS IS AN AGREEMENT between INDEPENDENT BANK CORPORATION (the "Corporation"), whose principal offices are 230 West Main Street, Ionia, Michigan 48846, and _____________ (the "Executive"), dated ______________, 1998.

                                    RECITALS

         The Executive is a key officer of the Corporation or a Subsidiary whose continued dedication, availability, advice and counsel to the Corporation and its Subsidiaries is deemed important to the Board of Directors of the Corporation ("Board"), the Corporation and its shareholders. The services of the Executive, his experience and knowledge of the affairs of the Corporation and his reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any change in control of the Corporation.

         The Corporation considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

                                   AGREEMENT

         1. Term of Agreement. This Agreement will begin on the date entered above (the "Commencement Date") and will continue in effect through the third anniversary of the Commencement Date (the "Initial Term"). Thereafter, this Agreement shall be extended automatically for additional three (3) year periods ("Renewal Terms") at the end of the Initial Term and each Renewal Term, unless not later than twelve (12) months prior to the end of the Initial Term or a Renewal Term, the Corporation gives written notice to Executive that it has elected not to renew this Agreement. Notwithstanding the foregoing, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

         2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

              (a) Average Base Salary. Average Base Salary shall mean the Executive is average annual salary during the three (3) calendar year period beginning two (2) years immediately prior to the year of Change of Control and the year in which the Change of Control occurred; provided that if Executive has been employed for less than three (3) years, Average Base Salary shall be determined, during that lesser period or if less than one year, the Executive's prevailing salary shall be annualized.


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              (b)  Average Bonus. Average Bonus shall mean the average of the last three (3) bonuses paid to Executive under the Corporation's Management Incentive Compensation Plan immediately preceding the Change of Control, and if the Executive is eligible to participate in the Corporation's Incentive Share Grant Plan, the Executive shall be deemed to have participated in that plan for each of those three years, whereby those bonuses shall be based on the aggregate fair market value of the shares of the Corporation's stock acquired or that would have been acquired irrespective of the restrictions on transfer or forfeiture provisions.

              (c) Change of Control. A "Change in Control" shall mean a change in control of the Corporation of such a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if:

                   (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities; or

                   (ii) At any time a majority of the Board of Directors of the
              Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                   (iii) Any of the following occur:

                        (A) Any merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                        (B) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

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                        (C)  Any liquidation or dissolution of the Corporation;

                        (D) Any reorganization, reverse stock split, or recapitalization of the Corporation which would result in a Change of Control; or

                        (E) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

              (d) Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation's long term disability plan.

              (e) Cause. "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive's duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive's Disability or occurring after issuance by Executive of a Notice of Termination for Good Reason) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Board; or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

              (f) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

                   (i) The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive's position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive's authority and responsibility as an executive of the Corporation or a Subsidiary;

                   (ii) A reduction by the Corporation in Executive's base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive's most recent incentive bo-

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              nus potential prior to the Change of Control under the
              Corporation's Management Incentive Compensation Plan, or any successor plan;

                   (iii) Either (a) the Corporation requiring Executive to be based at a location in excess of ten (10) miles from the location where Executive is currently based, or (b) in the event of any relocation of the Executive with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to pay the Executive the amount of any loss realized in the sale of the Executive's principal residence in connection with any such change of residence. Any gain realized upon the sale shall not offset the obligation to pay moving expenses, and the amounts payable under
              (b) shall be tax effected, all to the effect that the Executive shall incur no loss on an after tax basis;

                   (iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Paragraph 6 hereof;

                   (v) Any termination by the Corporation of Executive's employment that is other than for Cause;

                   (vi) Any termination of Executive's employment, reduction in Executive's compensation or benefits, or adverse change in Executive's location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control; or

                   (vii) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, retirement plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

              The existence of Good Reason shall not be affected by Executive's Disability. Executive's continued employment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

              (g) Notice of Termination. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to


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         constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control. Any termination by the Corporation for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

              (h) Subsidiary. "Subsidiary" means a corporation with at least eighty percent (80%) of its outstanding capital stock owned directly or indirectly by the Corporation.

         3. Eligibility for Severance Benefits. Subject to Paragraph 5, the Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive's employment is terminated during the term of this Agreement, and

              (a) The termination occurs within thirty-six (36) months after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by the Corporation for Cause, or (iii) by the Executive other than for Good Reason; or

              (b) The Corporation terminates the employment of Executive within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

         4. Severance Benefits. Subject to Paragraph 5, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

              (a) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to Executive's Average Base Salary, multiplied by ________________;

              (b) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to the Executive's Average Bonus, multiplied by __________________;

              (c) For a __________ year period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation's expense, with:

                   (i) Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this subparagraph 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the ___________ year period follow-


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              ing the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

                   (ii) Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

                   (iii) Disability insurance coverage (including policy terms)
              equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the _____ year period following a termination of employment provided that the payments payable under subparagraphs 4(a) and (b) above have been made.

              (d) The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to fifteen percent (15%) of the Executive's base salary used to calculate his benefit under subparagraph 4(a) plus provide a travel expense account of up to $10,000 to reimburse job search travel;

              (e) In computing and determining Severance Benefits under subparagraphs 4(a) through (d) above, a decrease in Executive's salary, incentive bonus, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine Average Annual Salary, Average Bonus, and therefore Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(e);

              (f) Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

         5. Maximum Payments. Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Corporation under this Agreement or otherwise constitute a "parachute payment" (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the "Code"), the following limitation shall apply:


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              If the aggregate present value of such parachute payments (the
         "Parachute Amount") exceeds (i) three (3) times Executive's "base amount" as defined in Section 280G of the Code, and (ii) less One Dollar ($1.00), then the amounts otherwise payable to or for the benefit of the Executive subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the "Termination Payments"), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to three (3) times the Executive's "base amount," less One Dollar ($1.00).

         Any determination or calculation described in this Paragraph 5 shall be made by the Corporation's independent accountants or the Corporation's tax counsel, as selected by Executive. Such determination, and any proposed reduction and/or delay in termination payments shall be furnished in writing promptly by the accountants to the Executive. The Executive may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise the Corporation in writing of his election, within thirty (30) days of the accountant's determination, of the reduction or delay in termination payments. If no such election is made by the Executive within such 30-day period, the Corporation may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive.

         Any disagreement regarding a reduction or delay in termination payments will be subject to arbitration under Paragraph 15 of this Agreement. Neither the Executive's designation of specific payments to be reduced or delayed, nor the Executive's acceptance of reduced or delayed payments, shall waive the Executive's right to contest such reduction or delay.

         6. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.


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         7.   Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

         8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

         9. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

         10. Employment Rights. Except as specifically provided in this Agreement, this Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate Executive's employment at any time with or without cause.

         11. No Vested Interest. Neither Executive nor Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

         12. Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

         13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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         15.  Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation,

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unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                               CORPORATION: INDEPENDENT BANK CORPORATION


                               By ______________________________________

                                   Its _________________________________

                               EXECUTIVE:


                               _________________________________________




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